EXHIBIT 16.1



December 27, 1999

Securities and Exchange Commission
Mail Stop 9-5
450 5th Street, N.W.
Washington, D.C. 20549

Gentlemen:

We have read the disclosure under the caption "Change in Certifying Accountants" included in the SAVVIS Communications Corporation Registration Statement on Form S-1 (No. 333-90881) and are in agreement with the statements contained in the paragraphs therein.




/s/ Ernst & Young LLP
St. Louis, Missouri